DAVID E. COFFEY	3651 LINDELL ROAD, SUITE I, LAS VEGAS, NEVADA 89103
CERTIFIED PUBLIC ACCOUNTANT	(702) 371-3979

April 26, 2002

Capstone International Corporation

Surrey, B.C., Canada

    This letter will acknowledge my agreement to include or refer to the financial statements as of december 31, 2001, which I have audited, in the filing of the Form SB-2 with the Securities and Exchange Commission.

Sincerely,

/S/ DAVID COFFEY

David Coffey C.P.A.